Exhibit 99(1)

                     [CANARGO ENERGY CORPORATION LETTERHEAD]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

     July 20, 2000 - CanArgo successfully concludes agreement on Norio block

Calgary,  Alberta,  Oslo, Norway-- CanArgo Energy Corporation (OTCBB: GUSH, OSE:
CNR) is pleased to announce that it has concluded an agreement (the "Agreement") with JSC National Oil Company ("Georgian Oil") and the State Agency for the Regulation of Oil and Gas Resources of Georgia on its participation in the Norio Block XIC (the "Block") located in eastern Georgia.

The Agreement mandates that CanArgo will be granted a one year right to negotiate exclusively for a Production Sharing Contract ("PSC") for the Block, with the terms of this PSC being similar to those applying to CanArgo's existing Nazvrevi / Block XIII contract.

CanArgo proposes to conduct a seismic acquisition program on the Block later this summer to firm up its planned drilling program for 2001. Under the terms of the Agreement, the cost of the seismic program will be offset against commitments under the PSC and will be refunded in the event that a PSC is not concluded within the one-year exclusivity period. CanArgo plans to take a partner in this project.

Covering an area of 1,520 km2 close to capital, Tbilisi, the Block lies to the immediate north of the large Samgori oilfield and adjacent to CanArgo producing Ninotsminda field. In addition to two existing shallow fields, available data has identified several structures in the deeper Middle Eocene and Cretaceous horizons. It is expected that the seismic program to be conducted will confirm the prospectivity of the block and identify possible drilling locations for 2001-2002.

Dr David Robson, Chairman and Chief Executive Officer of CanArgo, commented, "Concluding this agreement on the attractive Norio Block further strengthens our position in Georgia. Its proximity to existing infrastructure and the principle energy market in Georgia further enhances its appeal. I am very excited about the potential of this Block and anticipate concluding a Production Sharing Contract before the end of this year. "

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the Republic of Georgia. The Company's activities at its primary field in Georgia, the Ninotsminda field, are conducted through its wholly owned subsidiary, Ninotsminda Oil Company Limited. In addition, the Company has interests in several other oil and gas prospects and in refining, marketing, independent power production and oilfield technology activities.


The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For  further  information,  contact:

North  America                      Norway
Tel:  +403.777.1185                 Eric  Cameron,  Gambit
Toll  Free  1-888-777-7974          Tel  :  +47.22.04.82.00
E-mail  :  info@canargo.com         Fax  :  +47.22.04.82.01
web:  www.canargo.com